SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C.

                                   FORM U-3A-2/A


                 STATEMENT BY HOLDING COMPANY CLAIMING EXEMPTION
   UNDER RULE U-3A-2 FROM THE PROVISIONS OF THE PUBLIC UTILITY HOLDING COMPANY

                                   ACT OF 1935


                      TO BE FILED ANNUALLY PRIOR TO MARCH 1

                          NIAGARA MOHAWK HOLDINGS, INC.


HEREBY FILES WITH THE SECURITIES AND EXCHANGE COMMISSION, PURSUANT TO RULE 2, ITS STATEMENT CLAIMING EXEMPTION AS A HOLDING COMPANY FROM THE PROVISIONS OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 AND SUBMITS THE FOLLOWING
INFORMATION:

1. NAME, STATE OF ORGANIZATION, LOCATION AND NATURE OF BUSINESS OF CLAIMANT AND EVERY SUBSIDIARY THEREOF, OTHER THAN ANY EXEMPT WHOLESALE GENERATOR
    (EWG) OR FOREIGN UTILITY COMPANY IN WHICH THE CLAIMANT DIRECTLY OR INDIRECTLY HOLDS AN INTEREST.


Column A                           Column B               Column C             Column D
---------------------------------  ---------------------  -------------------  -----------------
                                                                               % of Voting Sec.
Name and Location of Company       State of Organization  Nature of Business   Owned by Claimant
---------------------------------  ---------------------  -------------------  -----------------

Niagara Mohawk Holdings, Inc.
(Holdings or Claimant). . . . . .                         Holding Company
Syracuse, New York. . . . . . . .  New York               (Note A)             N/A

Niagara Mohawk Power Corporation
(Niagara Mohawk)                                          Electric and Gas
Syracuse, New York. . . . . . . .  New York               Utility (Note B)     100.00%

Opinac North America, Inc.
("Opinac NA")                                             Investment
Syracuse, New York. . . . . . . .  Delaware               Company (Note C)     100.00%


Note A- HOLDING COMPANY FORMATION: On March 18, 1999, Niagara Mohawk Power Corporation ("Niagara Mohawk") was reorganized into a holding company structure in accordance with an Agreement and Plan of Exchange between Niagara Mohawk and Niagara Mohawk Holdings, Inc. ("Holdings"). Niagara Mohawk's outstanding common stock was exchanged on a share-for-share basis for Holdings' common stock. Niagara Mohawk's preferred stock and debt were not exchanged as part of the share exchange and continue as obligations of Niagara Mohawk.

         SUBSIDIARIES: On March 31, 1999, Niagara Mohawk distributed its ownership in the stock of Opinac North America, Inc. ("Opinac NA") as a dividend to Holdings. As a result, the net assets and accumulated other comprehensive income of Opinac NA are no longer included in Niagara Mohawk's consolidated balance sheet as of December 31, 1999. The dividend completed the holding company structure, with Holdings owning 100 percent of the common stock of its two subsidiaries, Niagara Mohawk and Opinac NA. Niagara Mohawk and its subsidiaries manage all regulated activities and comprise approximately 98 percent of the assets and approximately 94 percent of the revenues of Holdings.
         Opinac NA and its subsidiaries manage all other activities including an energy marketing company and investments in energy related services businesses and a development stage telecommunications company.

Note B-  Niagara Mohawk owns the following:

         - 100 percent of NM Uranium, Inc., a mining company incorporated in the state of Texas and located in Syracuse, New York.

         - 100 percent of NM Properties, Inc., ("NM Properties") a real estate development company located in Syracuse, New York and incorporated in the state of New York. NM Properties, Inc. owns 100 percent of the following companies, each of which is a real estate development company located in Syracuse, New York and incorporated in the state of New York.

           -  Hudson Pointe, Inc.
           -  Land Management & Development, Inc.
           -  Landwest, Inc.
           -  Moreau Park, Inc.
           -  Riverview, Inc.
           -  Salmon Shores, Inc.
           -  Upper Hudson Development, Inc.
           -  Oprop Co., Inc.
           -  City & Country Realty, Inc.

         - 100 percent of NM Receivables Corporation II which was incorporated in the state of New York in 1998 and is located in Syracuse, New York. It manages the operations of NM Receivables LLC in which it has an interest of .00164 percent.

         - 99.99836 percent of NM Receivables LLC, which is a limited liability company incorporated in 1998 in the state of New York and located in Syracuse, New York. Its business consists of the purchase and resale of an undivided interest in a designated pool of Niagara Mohawk customer receivables, including unbilled revenues.

         Niagara Mohawk sold its interest in Moreau Manufacturing Corporation and Beebee Island Corporation on July 29, 1999.

Note C-  Opinac NA owns the following:

         - 100 percent of Opinac Energy Corporation

         - 100 percent of Niagara Mohawk Energy, Inc.

         Opinac Energy Corporation is an investment company incorporated in the province of Ontario, Canada and located in Ontario, Canada and owns the following:

         - 50 percent of Canadian Niagara Power Company, Limited ("CNP Ltd."), an unregulated electric generation utility located in Ontario, Canada and incorporated in the province of Ontario, Canada. CNP Ltd. owns the following:

         - 100 percent of Canadian Niagara Power, Inc. ("CNP Inc."), a regulated transmission and distribution business incorporated in the province of Ontario, Canada and located in Ontario, Canada.

         - 100 percent of 1161557 Ontario Limited incorporated in the province of Ontario, Canada and located in Ontario, Canada.

         Effective April 1, 1999, in order to comply with requirements of the province of Ontario, Canada, CNP, Ltd. separated its generation business from its transmission and distribution business. CNP, Ltd. retained the generation assets and transferred its transmission and distribution assets to CNP, Inc.

         Niagara Mohawk Energy, Inc. ("NM Energy") is an unregulated energy marketing and energy related energy services company located in Syracuse, New York, incorporated in the state of Delaware. NM Energy owns the following:

         - 100 percent of Niagara Mohawk Energy Marketing, Inc., incorporated in the state of Delaware and located in Syracuse, New York;

         - 100 percent of Niagara Mohawk Energy, India Private Ltd., New Delhi, incorporated in India and located in New Delhi, India;

         - 90 percent of Dolphin Investments International, Inc., a corporation organized and existing under the laws of Nevis, West Indies and located in the island of Nevis.

2. A BRIEF DESCRIPTION OF THE PROPERTIES OF CLAIMANT AND EACH OF ITS SUBSIDIARY PUBLIC UTILITY COMPANIES USED FOR THE GENERATION, TRANSMISSION, AND DISTRIBUTION OF ELECTRIC ENERGY FOR SALE, OR FOR THE PRODUCTION, TRANSMISSION, AND DISTRIBUTION OF NATURAL OR MANUFACTURED GAS, INDICATING THE LOCATION OF PRINCIPAL GENERATING PLANTS, TRANSMISSION LINES, PRODUCING FIELDS, GAS MANUFACTURING PLANTS, AND ELECTRIC AND GAS DISTRIBUTION FACILITIES, INCLUDING ALL SUCH PROPERTIES WHICH ARE OUTSIDE THE STATE IN WHICH CLAIMANT AND ITS SUBSIDIARIES ARE ORGANIZED AND ALL TRANSMISSION OR PIPELINES WHICH DELIVER OR RECEIVE ELECTRIC ENERGY OR GAS AT THE BORDERS OF SUCH STATE.

    In May 1998, the PSC approved the Company's plan to divest all of its fossil and hydro generation assets. Accordingly, during 1999, Niagara Mohawk completed the sale of its coal-fired generation plants, its hydroelectric generation plants, including its interest in Beebee Island and Feeder Dam hydro plants and their output, and its oil and gas-fired generation plant in Oswego. As of December 31, 1999, Niagara Mohawk owned and operated one fossil fuel steam plant, had a 25 percent interest in the Roseton Steam Station and its output, and owned and operated two nuclear fuel steam plants. Niagara Mohawk has entered into agreements to sell these remaining generation assets, but is awaiting the necessary regulatory approvals to complete the sales.

    The following is a list of Niagara Mohawk's remaining major generating stations as of December 31, 1999:

                                                                   Niagara Mohawk's Share
                                                                       of Nominal Net
Station, Location and Percent Ownership       Energy Source       Capability in Megawatts
-------------------------------------------  ---------------      -----------------------
Albany, Hudson River (100%) . . . . . . . .  Oil/Natural Gas      400
Roseton, Hudson River (25%) . . . . . . . .  Oil/Natural Gas      300
Nine Mile Point Unit 1, Lake Ontario (100%)  Nuclear              613
Nine Mile Point Unit 2, Lake Ontario (41%).  Nuclear              469


    As of December 31, 1999, Niagara Mohawk's electric transmission and distribution systems were composed of:

    - 952 substations with a rated transformer capacity of approximately 28,500,000 kilovoltamperes
    - approximately 8,000 circuit miles of overhead transmission lines
    - approximately 1,100 cable miles of underground transmission lines
    - approximately 113,100 conductor miles of overhead distribution lines
    - about 5,800 cable miles of underground distribution cables

    Only a part of Niagara Mohawk's transmission and distribution lines are located on property owned by Niagara Mohawk.

    Holdings unregulated subsidiary, Opinac North America, Inc., through its subsidiary Opinac Energy Corporation, owns a 50 percent interest in CNP, Ltd. (owner and operator of the 76.8 MW Rankine hydroelectric plant) which distributes electric power within the province of Ontario.

    The electric system of Niagara Mohawk and CNP, Inc. is directly interconnected with other electric utility systems in Ontario, Quebec, New York, Massachusetts, Vermont and Pennsylvania, and indirectly interconnected with most of the electric utility systems through the Eastern Interconnection of the United States.

    Niagara Mohawk distributes gas purchased from suppliers and transports gas owned by others. As of December 31, 1999, Niagara Mohawk's natural gas delivery system was comprised of 11,975 miles of pipelines and mains. Only a part of these natural gas pipelines and main are located on property owned by Niagara Mohawk.

3. THE FOLLOWING INFORMATION IS FOR THE LAST CALENDAR YEAR WITH RESPECT TO CLAIMANT AND EACH OF ITS SUBSIDIARY PUBLIC UTILITY COMPANIES:

    (a) Number of kwh of electric energy sold (at retail or wholesale), and Mcf. of natural or manufactured gas distributed at retail.


Company                                Kwh                  Revenues
-------------------------------------  ---------------      ---------------
Niagara Mohawk . . . . . . . . . .     35,422,255,000       $3,091,016,000
CNP, Ltd. (in Ontario Province). .        827,667,000 (1)      $30,245,598  (2)

                                       Natural Gas (Mcf.)
                                       ------------------
Niagara Mohawk (in New York State)     66,909,000           $  500,217,000

(1) Includes sales to Niagara Mohawk of 206,590,000 Kwh, $4,588,016 and sales to Niagara Mohawk Energy Marketing, Inc. of 222,064,000 kwh,
    $6,033,113

(2) Converted to U.S. dollars at average exchange rate for the year


    (b) Number of kwh of electric energy and Mcf. of natural or manufactured gas distributed at retail outside the state in which each such company is organized.

        None

    (c) Number of kwh of electric energy and Mcf. of natural or manufactured gas sold at wholesale outside the state in which each such company is organized, or at the state line.


Company                                                  Kwh          Revenues
-------------------------------------------------------  -----------  -----------
Niagara Mohawk (at the state line). . . . . . . . . .  . 277,080,647  $10,193,246

At the International boundary line
between United States and Canada:

By Niagara Mohawk . . . . . . . . . . . . . . . . . . .  137,848,000  $ 4,328,211
By CNP, Ltd. to Niagara Mohawk. . . . . . . . . . . . .  206,590,000  $ 4,588,016

By CNP, Ltd. to Niagara Mohawk Energy Marketing, Inc. .  222,064,000  $ 6,033,113
By CNP, Ltd. to U.S. third parties. . . . . . . . . . .  112,860,000  $ 3,652,791

                                                         Natural Gas (Mcf.)
                                                         ------------------
Niagara Mohawk (outside the
state or at the state line) . . . . . . . . . . . . . .    1,789,135  $ 4,276,661


    (d) Number of kwh of electric energy and Mcf. of natural or manufactured gas purchased outside the state in which each such company is organized or at the state line.


Company                                            Kwh            Cost
-------------------------------------------------  -------------  ------------
Niagara Mohawk (at the state line). . . . . . .    1,194,457,000  $ 31,895,844

At the International boundary line
 between United States and Canada:

From CNP, Ltd.. . . . . . . . . . . . . . . . . .    206,590,000  $  4,588,016
From Hydro-Quebec . . . . . . . . . . . . . . . .    253,601,000  $  7,054,907
From Ontario Power Generation . . . . . . . . . .    222,481,000  $  9,302,339
From Cornwall Electric Company. . . . . . . . . .      8,386,000  $    164,180

From TransCanada Power Marketing, Inc.. . . . . .         60,000  $      2,400
From Hydro-Quebec Energy Services . . . . . . . .      2,200,000  $     48,400

CNP:
---
By CNP, Ltd. from Niagara Mohawk. . . . . . . . .     61,204,000  $  1,990,797
By CNP, Ltd. from Niagara Mohawk
 Energy Marketing, Inc. . . . . . . . . . . . . .     53,636,000  $  1,441,548
By CNP, Ltd. from U.S. third parties. . . . . . .     72,772,000  $  2,240,921

                                              Natural Gas (Mcf.)      Cost
                                             -------------------  ------------

Niagara Mohawk (at the state line). . . . . . . .     56,589,581  $123,279,633
At the International boundary line
between United States and Canada:

  From Western Gas Marketing, Ltd.. . . . . . . .     19,641,979  $ 38,043,687
  From CoGen Energy Tech LP . . . . . . . . . . .          5,700  $     33,592


4. THE FOLLOWING INFORMATION FOR THE REPORTING PERIOD WITH RESPECT TO CLAIMANT AND EACH INTEREST IT HOLDS DIRECTLY OR INDIRECTLY IN AN EWG OR A FOREIGN UTILITY COMPANY, STATING MONETARY AMOUNTS IN UNITED STATES DOLLARS:

    (a) Name, location, business address, and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas.

        As of December 31, 1998, Niagara Mohawk, Opinac Energy Corporation and CNP Ltd. each owned a direct or an indirect interest in a wind power generating facility at Cowley Ridge in the province of Alberta, Canada, with a capacity of approximately 18.9 megawatts (the "Facility") located at Cowley Ridge, Pincher Creek, Alberta, Canada.

        On July 1, 1999, the joint venture between Canadian Niagara Wind Power Company, Inc. ("Wind Power Company") and Cowley Ridge Partnership ("Cowley Partnership") was sold to a third party. The Cowley Partnership sold its one percent interest in the Cowley Ridge joint venture to the Wind Power Company and the Wind Power Company was sold to a third party. CNP Ltd., CNP, Inc., Niagara Mohawk, Holdings and Opinac Energy Corporation no longer have either a direct or indirect interest in the joint venture which held the title of the wind power facility at Cowley Ridge.

    (b) Name of each system company that holds an interest in such EWG or foreign utility company and description of the interest held.

        None

    (c) Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company by the holding company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company.

        None

    (d) Capitalization and earnings of the EWG or foreign utility company during the reporting period.

        None

    (e) Identify any services, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s).

        None

             NIAGARA MOHAWK HOLDINGS, INC. AND SUBSIDIARY COMPANIES

                                    EXHIBIT A

A consolidating statement of income and surplus of the claimant and its subsidiary companies for the last calendar year, together with a consolidating balance sheet of the claimant and subsidiary companies as of the close of such calendar year.

Following are Niagara Mohawk Holdings, Inc. consolidating balance sheets at December 31, 1999 and consolidating statement of income and retained earnings for the year ended December 31, 1999. Notes to the Niagara Mohawk Holdings, Inc. financial statements are incorporated herein by reference to its Annual Report on Form 10-K for 1999, File No. 0-25595 to be filed by March 30, 2000.

Consolidating balance sheets at December 31, 1999 and consolidating statements of income and retained earnings for the year ended December 31, 1999 for Niagara Mohawk Power Corporation (including subsidiaries owned indirectly by Niagara Mohawk Holdings, Inc. through Niagara Mohawk Power Corporation's ownership in NM Properties, Inc.) are also attached. Notes to Niagara Mohawk's financial statements are incorporated herein by reference to its Annual Report on Form 10-K for 1999, File No. 0-25595 to be filed by March 30, 2000.

Consolidating balance sheets of Opinac NA (including subsidiaries owned indirectly by Niagara Mohawk Holdings, Inc. through Opinac NA's ownership in Opinac Energy Corporation and Niagara Mohawk Energy, Inc.) at December 31, 1999 and consolidating statements of income and retained earnings for the year ended December 31, 1999 are also attached.

             NIAGARA MOHAWK HOLDINGS, INC. AND SUBSIDIARY COMPANIES
                                    EXHIBIT A

                          INDEX TO FINANCIAL STATEMENTS

                                                                   Schedule No.
                                                                   ------------

Consolidating Balance Sheet of Holdings at December 31, 1999            S-2

Consolidating Statement of Income and Retained Earnings of
Holdings for the year ended December 31, 1999                           S-4

Consolidating Balance Sheet of Niagara Mohawk at
December 31, 1999                                                       S-5

Consolidating Statement of Income and Retained Earnings of
Niagara Mohawk for the year ended December 31, 1999                     S-9

Consolidating Balance Sheet of NM Properties, Inc. at
December 31, 1999                                                       S-11

Consolidating Statement of Income and Retained Earnings of
NM Properties, Inc. for the year ended December 31, 1999                S-13

Consolidating Balance Sheet of Opinac North America, Inc. at
December 31, 1999                                                       S-15

Consolidating Statement of Income and Retained Earnings of
Opinac North America, Inc. for the year ended December 31, 1999         S-16

Consolidating  Balance Sheet of Niagara Mohawk Energy, Inc.
at December 31, 1999                                                    S-17

Consolidating Statement of Income and Retained Earnings of
Niagara Mohawk Energy, Inc. for the year ended December 31, 1999        S-18

Consolidating Balance Sheet of Opinac Energy Corporation at
December 31, 1999                                                       S-19

Consolidating Statement of Income and Retained Earnings of
Opinac Energy Corporation for the year ended December 31, 1999          S-20

                         NIAGARA MOHAWK HOLDINGS, INC. AND SUBSIDIARY COMPANIES
                             CONSOLIDATING BALANCE SHEET AT DECEMBER 31, 1999
                                     (In Thousands of Dollars)

                                                                                   Niagara       Niagara
                                                                      Inter-       Mohawk        Mohawk        Opinac
                                                                     Company       Holdings       Power         North
                                                 (Consolidated)    Eliminations      Inc.      Corporation    America Inc.
                                                 ---------------  --------------  ----------  -------------  --------------
ASSETS
------
UTILITY PLANT:
  Electric plant. . . . . . . . . . . . . . . .  $    7,221,762   $           -   $        -  $  7,221,762   $           -
  Nuclear fuel. . . . . . . . . . . . . . . . .         630,321               -            -       630,321               -
  Gas plant . . . . . . . . . . . . . . . . . .       1,263,168               -            -     1,263,168               -
  Common plant. . . . . . . . . . . . . . . . .         364,718               -            -       364,718               -
  Construction work in progress . . . . . . . .         312,322               -            -       312,322               -
                                                 ---------------  --------------  ----------  -------------  --------------
  TOTAL UTILITY PLANT . . . . . . . . . . . . .       9,792,291               -            -     9,792,291               -
  Less:  Accumulated depreciation and
         amortization . . . . . . . . . . . . .       3,904,049               -            -     3,904,049               -
                                                 ---------------  --------------  ----------  -------------  --------------
  NET UTILITY PLANT . . . . . . . . . . . . . .       5,888,242               -            -     5,888,242               -
                                                 ---------------  --------------  ----------  -------------  --------------
OTHER PROPERTY AND INVESTMENTS:
  Investment in subsidiary companies
         - consolidated . . . . . . . . . . . .               -      (2,964,941)   2,964,941             -               -
  Investment. . . . . . . . . . . . . . . . . .         484,735               -            -       349,718         135,017
                                                 ---------------  --------------  ----------  -------------  --------------
                                                        484,735      (2,964,941)   2,964,941       349,718         135,017
                                                 ---------------  --------------  ----------  -------------  --------------
CURRENT ASSETS:
  Cash, including temporary cash investments
      of $90,029. . . . . . . . . . . . . . . .         116,164               -       31,558        72,479          12,127
  Accounts receivable . . . . . . . . . . . . .         434,910            (423)           -       390,622          44,711
     Less:  Allowance for doubtful accounts . .         (61,400)              -            -       (59,400)         (2,000)
  Materials and supplies, at average cost:
     Coal and oil for production of electricity           9,263               -            -         9,263               -
     Gas storage. . . . . . . . . . . . . . . .          39,166               -            -        38,252             914
     Other. . . . . . . . . . . . . . . . . . .          90,605               -            -        90,605               -
  Prepaid taxes . . . . . . . . . . . . . . . .          21,489               -            -        21,489               -
  Other . . . . . . . . . . . . . . . . . . . .          24,042               -            -        22,668           1,374
                                                 ---------------  --------------  ----------  -------------  --------------
                                                        674,239            (423)      31,558       585,978          57,126
                                                 ---------------  --------------  ----------  -------------  --------------
REGULATORY ASSETS:
  MRA regulatory asset. . . . . . . . . . . . .       3,686,019               -            -     3,686,019               -
  Swap contracts regulatory asset . . . . . . .         505,723               -            -       505,723               -
  Regulatory tax asset. . . . . . . . . . . . .         483,546               -            -       483,546               -
  Deferred loss on sale of assets . . . . . . .         135,229               -            -       135,229               -
  IPP buyout costs. . . . . . . . . . . . . . .         260,873               -            -       260,873               -
  Deferred environmental restoration costs. . .         240,000               -            -       240,000               -
  Unamortized debt expense. . . . . . . . . . .          44,903               -            -        44,903               -
  Postretirement benefits other than pensions .          48,937               -            -        48,937               -
  Other . . . . . . . . . . . . . . . . . . . .         112,556               -            -       112,556               -
                                                 ---------------  --------------  ----------  -------------  --------------
                                                      5,517,786               -            -     5,517,786               -
                                                 ---------------  --------------  ----------  -------------  --------------
OTHER ASSETS. . . . . . . . . . . . . . . . . .         105,433               -            -       103,884           1,549
                                                 ---------------  --------------  ----------  -------------  --------------
                                                 $   12,670,435   $  (2,965,364)  $2,996,499  $ 12,445,608   $     193,692
                                                 ===============  ==============  ==========  =============  ==============


                          NIAGARA MOHAWK HOLDINGS, INC. AND SUBSIDIARY COMPANIES
                             CONSOLIDATING BALANCE SHEET AT DECEMBER 31, 1999
                                       (In Thousands of Dollars)

                                                                                    Niagara        Niagara
                                                                     Inter-          Mohawk         Mohawk            Opinac
                                                                     Company        Holdings         Power             North
                                                  (Consolidated)   Eliminations       Inc.        Corporation       America Inc.
                                                  --------------  --------------   -----------    ------------    ---------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
     Common stockholders' equity:
     Common stock - $0.01 par value;  authorized
         300,000,000 shares: outstanding
         177,364,863 shares. . . . . . . . . . .  $     1,874     $          -     $    1,874     $         -     $        -
     Treasury Stock, at cost - 10,000,000 shares     (157,167)         157,167       (157,167)       (157,167)             -
     Capital stock premium and expense . . . . .    2,546,630       (2,544,304)     2,546,630       2,361,139)       183,165
     Accumulated other comprehensive income. . .      (26,200)           5,153         (5,153)         (5,153)       (21,047)
     Capital stock in subsidiary companies . . .            -         (187,366)             -         187,365              1
     Retained earnings . . . . . . . . . . . . .      610,952         (395,591)       610,952         398,987         (3,396)
                                                  ------------    -------------    -----------    ------------    ------------
                                                    2,976,089       (2,964,941)     2,997,136       2,785,171        158,723
  Cumulative preferred stock - . . . . . . . . .            -                -              -               -              -
         $100 par value: Authorized 3,400,000
         shares: issued 2,286,000:
     Optionally redeemable . . . . . . . . . . .            -         (210,000)             -         210,000              -
     Mandatorily redeemable. . . . . . . . . . .            -          (16,800)             -          16,800              -
  Cumulative preferred stock -
      $25 par value: authorized 19,600,000
           shares: issued 8,215,602
     Optionally redeemable . . . . . . . . . . .            -         (230,000)             -         230,000              -
     Mandatorily redeemable. . . . . . . . . . .            -          (44,570)             -          44,570              -
  Cumulative preference stock -
     $25 par value: authorized 8,000,000
          shares: issued none
  Preferred stock of subsidiary
     Not subject to mandatory redemption . . . .      440,000          440,000
     Subject to mandatory redemption . . . . . .       61,370           61,370
  Long-term debt . . . . . . . . . . . . . . . .    5,042,588             (347)             -       5,042,588            347
                                                  -----------     -------------    -----------    ------------    -----------
  TOTAL CAPITALIZATION . . . . . . . . . . . . .    8,520,047       (2,965,288)     2,997,136       8,329,129        159,070
                                                  -----------     -------------    -----------    ------------    -----------
CURRENT LIABILITIES:
  Long-term debt due within one year . . . . . .      613,740                -              -         613,740              -
  Sinking fund requirements on redeemable
     preferred stock of subsidiary . . . . . . .        7,620                -              -           7,620              -
  Accounts payable . . . . . . . . . . . . . . .      288,223              (76)         3,242         244,031         41,026
  Payable on outstanding bank checks . . . . . .       22,067                -              -          22,067              -
  Customers' deposits. . . . . . . . . . . . . .       15,255                -              -          15,255              -
  Accrued taxes. . . . . . . . . . . . . . . . .        1,408                -         (3,879)          6,246           (959)
  Accrued interest . . . . . . . . . . . . . . .       67,593                -              -          67,593              -
  Accrued vacation pay . . . . . . . . . . . . .       35,334                -              -          35,334              -
  Other. . . . . . . . . . . . . . . . . . . . .       67,068                -              -          66,160            908
                                                  ------------    -------------    -----------    ------------    ------------
                                                    1,118,308              (76)          (637)      1,078,046         40,975
                                                  ------------    -------------    -----------    ------------    ------------
REGULATORY AND OTHER LIABILITIES:
  Accumulated deferred income taxes. . . . . . .    1,568,957                -              -       1,575,335         (6,378)
  Employee pension and other benefits. . . . . .      226,223                -              -         226,223              -
  Unbilled gas revenues. . . . . . . . . . . . .       14,552                -              -          14,552              -
  Liability for swap contracts . . . . . . . . .      663,718                -              -         663,718              -
  Other. . . . . . . . . . . . . . . . . . . . .      318,630                -              -         318,605             25
                                                  ------------    -------------    -----------    ------------    ------------
                                                    2,792,080                -              -       2,798,433         (6,353)
                                                  ------------    -------------    -----------    ------------    ------------
COMMITMENTS AND CONTINGENCIES:
  Liability for environmental restoration. . . .      240,000                -              -         240,000              -
                                                  ------------    -------------    -----------    ------------    ------------
                                                  $12,670,435     $ (2,965,364)    $2,996,499     $12,445,608     $  193,692
                                                  ============    =============    ===========    ============    ============


                      NIAGARA MOHAWK HOLDINGS, INC. AND SUBSIDIARY COMPANIES
                     CONSOLIDATING STATEMENT OF INCOME AND RETAINED EARNINGS
                                FOR THE YEAR ENDED DECEMBER 31, 1999
                                    (In Thousands of Dollars)

                                                                                       Niagara      Niagara
                                                                       Inter-           Mohawk       Mohawk          Opinac
                                                                       Company         Holdings      Power            North
                                                     Consolidated    Eliminations        Inc.      Corporation      America Inc.
                                                    --------------  --------------    ---------    -------------  ---------------
OPERATING REVENUES:
  Electric . . . . . . . . . . . . . . . . . . . .  $   3,464,901   $        (799)    $      -     $  3,247,757   $     217,943
  Gas. . . . . . . . . . . . . . . . . . . . . . .        611,226               -                       579,583          31,643
  Other. . . . . . . . . . . . . . . . . . . . . .          8,059               -            -                -           8,059
                                                    --------------  --------------    ---------    -------------  ---------------
                                                        4,084,186            (799)           -        3,827,340         257,645
                                                    --------------  --------------    ---------    -------------  ---------------
OPERATING EXPENSES:
  Electricity purchased. . . . . . . . . . . . . .      1,012,811               -            -          807,038         205,773
  Fuel for electric generation . . . . . . . . . .        189,657               -            -          189,657               -
  Gas purchased. . . . . . . . . . . . . . . . . .        297,641               -            -          266,723          30,918
  Other operation and maintenance expenses . . . .        910,871            (799)           -          889,100          22,570
  Amortization of MRA regulatory asset . . . . . .        386,499               -            -          386,499               -
  Depreciation and amortization. . . . . . . . . .        345,473               -            -          344,930             543
  Other taxes. . . . . . . . . . . . . . . . . . .        415,082               -        2,540          411,842             700
                                                    --------------  --------------    ---------    -------------  ---------------
                                                        3,558,034            (799)       2,540        3,295,789         260,504
                                                    --------------  --------------    ---------    -------------  ---------------
OPERATING INCOME (LOSS). . . . . . . . . . . . . .        526,152               -       (2,540)         531,551          (2,859)

Other income (deductions). . . . . . . . . . . . .          3,795          35,202      (33,266)          (5,682)          7,541
                                                    --------------   -------------    ---------    -------------  ---------------

INCOME (LOSS) BEFORE INTEREST CHARGES. . . . . . .        529,947          35,202      (35,806)         525,869           4,682

Interest charges . . . . . . . . . . . . . . . . .        485,240               -            -          485,240               -
Preferred dividend requirement of subsidiary . . .         36,808          36,808            -                -               -
                                                    --------------   -------------    ---------    -------------  ---------------

INCOME (LOSS) BEFORE FEDERAL AND FOREIGN
  INCOME TAXES . . . . . . . . . . . . . . . . . .          7,899          (1,606)     (35,806)          40,629           4,682

Federal and foreign income taxes . . . . . . . . .         19,180             288         (718)          18,883             727
                                                    --------------   -------------    ---------    -------------  ---------------

INCOME (LOSS) BEFORE EXTRAORDINARY ITEM. . . . . .        (11,281)         (1,894)     (35,088)          21,746           3,955

Extraordinary item - Loss from the extinguishment
  of debt, net of income taxes of $12,819. . . . .        (23,807)              -            -          (23,807)              -
                                                    --------------   -------------    ---------    -------------  ---------------
NET INCOME (LOSS). . . . . . . . . . . . . . . . .        (35,088)         (1,894)     (35,088)          (2,061)          3,955

Dividends on preferred stocks. . . . . . . . . . .              -         (36,808)           -           36,808               -
                                                    --------------  --------------    ---------    -------------  ---------------
BALANCE AVAILABLE FOR COMMON STOCK . . . . . . . .        (35,088)         34,914      (35,088)         (38,869)          3,955

RETAINED EARNINGS -BEGINNING OF YEAR . . . . . . .              -        (638,689)           -          646,040          (7,351)
TRANSFERRED FROM NIAGARA MOHAWK  . . . . . . . . .        646,040         144,465      646,040         (144,465)              -
DIVIDEND TO HOLDINGS   . . . . . . . . . . . . . .              -          63,719            -          (63,719)              -
                                                    --------------  --------------    ---------    -------------  ---------------
RETAINED EARNINGS -END OF YEAR . . . . . . . . . .  $     610,952   $    (395,591)    $610,952     $    398,987   $      (3,396)
                                                    ==============  ==============    =========    =============  ==============


                      NIAGARA MOHAWK HOLDINGS, INC. AND SUBSIDIARY COMPANIES
                    NIAGARA MOHAWK POWER CORPORATION AND SUBSIDIARY COMPANIES
                        CONSOLIDATING BALANCE SHEET AT DECEMBER 31, 1999
                                   (In Thousands of Dollars)

                                                                                   Niagara
                                                                     Inter-         Mohawk          NM            NM
                                                                     Company         Power       Properties   Receivables
                                                 (Consolidated)    Eliminations   Corporation       Inc.        Corp. II
                                                 ---------------  --------------  ------------  ------------  ----------
ASSETS
-----
UTILITY PLANT:
  Electric plant. . . . . . . . . . . . . . . .  $    7,221,762   $           -   $  7,221,762  $          -  $       -
  Nuclear fuel. . . . . . . . . . . . . . . . .         630,321               -        630,321             -          -
  Gas plant . . . . . . . . . . . . . . . . . .       1,263,168               -      1,263,168             -          -
  Common plant. . . . . . . . . . . . . . . . .         364,718               -        364,718             -          -
  Construction work in progress . . . . . . . .         312,322               -        312,322             -          -
                                                 ---------------  --------------  ------------  ------------  ----------
  TOTAL UTILITY PLANT . . . . . . . . . . . . .       9,792,291               -      9,792,291             -          -
  Less:  Accumulated depreciation and
         amortization . . . . . . . . . . . . .       3,904,049               -      3,904,049             -          -
                                                 ---------------  --------------  ------------  ------------  ----------
  NET UTILITY PLANT . . . . . . . . . . . . . .       5,888,242               -      5,888,242             -          -
                                                 ---------------  --------------  ------------  ------------  ----------
OTHER PROPERTY AND INVESTMENTS:
  Investment in subsidiary companies
         - consolidated . . . . . . . . . . . .               -        (301,585)       301,581             -          4
  Investment. . . . . . . . . . . . . . . . . .         349,718               -        338,989        10,626          -
                                                 ---------------  --------------  ------------  ------------  ----------
                                                        349,718        (301,585)       640,570        10,626          4
                                                 ---------------  --------------  ------------  ------------  ----------
CURRENT ASSETS:
  Cash, including temporary cash investments
      of $58,276. . . . . . . . . . . . . . . .          72,479               -         69,741         2,244         20
  Accounts receivable . . . . . . . . . . . . .         390,622          22,980         45,177         2,437         (3)
     Less:  Allowance for doubtful accounts . .         (59,400)              -              -             -          -
  Materials and supplies, at average costs:
     Coal and oil for production of electricity           9,263               -          9,263             -          -
     Gas storage. . . . . . . . . . . . . . . .          38,252               -         38,252             -          -
     Other. . . . . . . . . . . . . . . . . . .          90,605               -         90,605             -          -
  Prepaid taxes . . . . . . . . . . . . . . . .          21,489               -         21,489             -          -
  Other . . . . . . . . . . . . . . . . . . . .          22,668           1,140         19,813             -          -
                                                 ---------------  --------------  ------------  ------------  ----------
                                                        585,978          24,120        294,340         4,681         17
                                                 ---------------  --------------  ------------  ------------  ----------
REGULATORY ASSETS:
  MRA regulatory asset. . . . . . . . . . . . .       3,686,019               -      3,686,019             -          -
  Swap contract regulatory asset. . . . . . . .         505,723               -        505,723             -          -
  Regulatory tax asset. . . . . . . . . . . . .         483,546               -        483,546             -          -
  Deferred loss on sale of assets . . . . . . .         135,229               -        135,229             -          -
  IPP buyout costs. . . . . . . . . . . . . . .         260,873               -        260,873             -          -
  Deferred environmental restoration costs. . .         240,000               -        240,000             -          -
  Unamortized debt expense. . . . . . . . . . .          44,903               -         44,903             -          -
  Postretirement benefits other than pensions .          48,937               -         48,937             -          -
  Other . . . . . . . . . . . . . . . . . . . .         112,556               -        112,556             -          -
                                                 ---------------  --------------  ------------  ------------  ----------
                                                      5,517,786               -      5,517,786             -          -
                                                 ---------------  --------------  ------------  ------------  ----------
OTHER ASSETS. . . . . . . . . . . . . . . . . .         103,884               -        103,884             -          -
                                                 ---------------  --------------  ------------  ------------  ----------
                                                 $   12,445,608   $    (277,465)  $ 12,444,822  $     15,307  $      21
                                                 ===============  ==============  ============  ============  ==========


                        NIAGARA MOHAWK HOLDINGS, INC. AND SUBSIDIARY COMPANIES
                      NIAGARA MOHAWK POWER CORPORATION AND SUBSIDIARY COMPANIES
                           CONSOLIDATING BALANCE SHEET AT DECEMBER 31, 1999
                                    (In Thousands of Dollars)

                                                   NM                  NM
                                               Receivables           Uranium
                                                   LLC                Inc.
                                               -----------         -----------
ASSETS
------
UTILITY PLANT:
  Electric plant                                $      -           $      -
  Nuclear fuel                                         -                  -
  Gas plant                                            -                  -
  Common plant                                         -                  -
  Construction work in progress                        -                  -
                                                ---------          ---------
  TOTAL UTILITY PLANT                                  -                  -
  Less:  Accumulated depreciation and
   amortization                                        -                  -
                                                ---------          ---------
  NET UTILITY PLANT                                    -                  -
                                                ---------          ---------
OTHER PROPERTY AND INVESTMENTS:
  Investment in subsidiary companies
  - consolidated                                       -                  -
  Investment. . . . . . . . . . . . . . . . . .        -                103
                                                ---------          ---------
                                                       -                103
                                                ---------          ---------
CURRENT ASSETS:
  Cash, including temporary cash investments
      of $58,276. . . . . . . . . . . . . . . .      377                 97
  Accounts receivable . . . . . . . . . . . . .  320,031                  -
     Less:  Allowance for doubtful accounts . .  (59,400)                 -
  Materials and supplies, at average costs:
     Coal and oil for production of electricity        -                  -
     Gas storage. . . . . . . . . . . . . . . .        -                  -
     Other. . . . . . . . . . . . . . . . . . .        -                  -
  Prepaid taxes . . . . . . . . . . . . . . . .        -                  -
  Other . . . . . . . . . . . . . . . . . . . .    1,715                  -
                                                ---------          ---------
                                                 262,723                 97
                                                ---------          ---------
REGULATORY ASSETS:
  MRA regulatory asset. . . . . . . . . . . . .        -                  -
  Swap contract regulatory asset. . . . . . . .        -                  -
  Regulatory tax asset. . . . . . . . . . . . .        -                  -
  Deferred loss on sale of assets . . . . . . .        -                  -
  IPP buyout costs. . . . . . . . . . . . . . .        -                  -
  Deferred environmental restoration costs. . .        -                  -
  Unamortized debt expense. . . . . . . . . . .        -                  -
  Postretirement benefits other than pensions .        -                  -
  Other . . . . . . . . . . . . . . . . . . . .        -                  -
                                                ---------          ---------
                                                       -                  -
                                                ---------          ---------
OTHER ASSETS. . . . . . . . . . . . . . . . . .        -                  -
                                                ---------          ---------
                                                $262,723           $    200
                                                =========          =========


                       NIAGARA MOHAWK HOLDINGS, INC. AND SUBSIDIARY COMPANIES
                     NIAGARA MOHAWK POWER CORPORATION AND SUBSIDIARY COMPANIES
                         CONSOLIDATING BALANCE SHEET AT DECEMBER 31, 1999
                                    (In Thousands of Dollars)

                                                                                  Niagara
                                                                   Inter-          Mohawk           NM                NM
                                                                   Company          Power       Properties      Receivables
                                               (Consolidated)    Eliminations    Corporation        Inc.           Corp II
                                               --------------   --------------  -------------   -----------     ------------
CAPITALIZATION AND LIABILITIES
------------------------------
CAPITALIZATION:
 Common stockholders' equity:
 Common stock - $1 par value;  authorized
         250,000,000 shares: issued
         187,364,863 shares . . . . . . . . .  $    187,365     $         -     $  187,365      $        -      $       -
     Repurchase of Holdings stock, at cost. .      (157,167)              -       (157,167)              -              -
     Capital stock premium and expense. . . .     2,361,139        (299,682)     2,361,139          13,796              3
     Accumulated other comprehensive income .        (5,153)              -         (5,153)              -              -
     Capital stock in subsidiary companies. .             -             (25)             -               3              2
     Retained earnings. . . . . . . . . . . .       398,987          (1,878)       398,987           1,868             10
                                               -------------    ------------    -----------     -----------     ----------
                                                  2,785,171        (301,585)     2,785,171          15,667             15
  Cumulative preferred stock -
         $100 par value: Authorized 3,400,000
         shares: issued 2,286,000:
     Optionally redeemable. . . . . . . . . .       210,000               -        210,000               -              -
     Mandatorily redeemable . . . . . . . . .        16,800               -         16,800               -              -
  Cumulative preferred stock -
      $25 par value: authorized 19,600,000
           shares: issued 8,215,602
     Optionally redeemable. . . . . . . . . .       230,000               -        230,000               -              -
     Mandatorily redeemable . . . . . . . . .        44,570               -         44,570               -              -
  Cumulative preference stock -
     $25 par value: authorized 8,000,000
          shares: issued none . . . . . . . .             -               -              -               -              -
  Long-term debt. . . . . . . . . . . . . . .     5,042,588         (34,297)     5,042,588               -              -
                                               -------------    ------------    -----------     -----------     ----------
  TOTAL CAPITALIZATION. . . . . . . . . . . .     8,329,129        (335,882)     8,329,129          15,667             15
                                               -------------    ------------    -----------     -----------     ----------
CURRENT LIABILITIES:
  Long-term debt due within one year. . . . .       613,740               -        613,740               -              -
  Sinking fund requirements on redeemable
     preferred stock. . . . . . . . . . . . .         7,620               -          7,620               -              -
  Accounts payable. . . . . . . . . . . . . .       244,031          58,417        243,764             (19)             -
  Payable on outstanding bank checks. . . . .        22,067               -         22,067               -              -
  Customers' deposits . . . . . . . . . . . .        15,255               -         15,255               -              -
  Accrued taxes . . . . . . . . . . . . . . .         6,246               -          6,240               -              6
  Accrued interest. . . . . . . . . . . . . .        67,593               -         67,593               -              -
  Accrued vacation pay. . . . . . . . . . . .        35,334               -         35,334               -              -
  Other . . . . . . . . . . . . . . . . . . .        66,160               -         65,306               -              -
                                               -------------    ------------    -----------     -----------     ----------
                                                  1,078,046          58,417      1,076,919             (19)             6
                                               -------------    ------------    -----------     -----------     ----------
REGULATORY AND OTHER LIABILITIES:
  Accumulated deferred income taxes . . . . .     1,575,335               -      1,575,676            (341)             -
  Employee pension and other benefits . . . .       226,223               -        226,223               -              -
  Unbilled gas revenues . . . . . . . . . . .        14,552               -         14,552               -              -
  Liability for swap contracts. . . . . . . .       663,718               -        663,718               -              -
  Other . . . . . . . . . . . . . . . . . . .       318,605               -        318,605               -              -
                                               -------------    ------------    -----------     -----------     ----------
                                                  2,798,433               -      2,798,774            (341)             -
                                               -------------    ------------    -----------     -----------     ----------
COMMITMENTS AND CONTINGENCIES:
  Liability for environmental restoration . .       240,000               -        240,000               -              -
                                               -------------    ------------    -----------     -----------     ----------
                                               $ 12,445,608     $  (277,465)   $12,444,822      $   15,307      $      21
                                               =============    ============   ============     ===========     ==========


                       NIAGARA MOHAWK HOLDINGS, INC. AND SUBSIDIARY COMPANIES
                     NIAGARA MOHAWK POWER CORPORATION AND SUBSIDIARY COMPANIES
                         CONSOLIDATING BALANCE SHEET AT DECEMBER 31, 1999
                                    (In Thousands of Dollars)

                                                     NM                NM
                                                 Receivables        Uranium
                                                     LLC              Inc.
                                                 -----------        --------
CAPITALIZATION AND LIABILITIES
------------------------------
CAPITALIZATION:
  Common stockholders' equity:
  Common stock - $1 par value;  authorized
         250,000,000 shares: issued
         187,364,863 shares . . . . . . . . .             -                -
     Repurchase of Holdings stock, at cost. .             -                -
     Capital stock premium and expense. . . .       285,797               86
     Accumulated other comprehensive income .             -                -
     Capital stock in subsidiary companies. .             -               20
     Retained earnings. . . . . . . . . . . .             -                -
                                                 -----------        ---------
                                                    285,797              106
  Cumulative preferred stock -
         $100 par value: Authorized 3,400,000
         shares: issued 2,286,000:
     Optionally redeemable. . . . . . . . . .             -                -
     Mandatorily redeemable . . . . . . . . .             -                -
  Cumulative preferred stock -
      $25 par value: authorized 19,600,000
           shares: issued 8,215,602
     Optionally redeemable. . . . . . . . . .             -                -
     Mandatorily redeemable . . . . . . . . .             -                -
  Cumulative preference stock -
     $25 par value: authorized 8,000,000
          shares: issued none . . . . . . . .             -                -
  Long-term debt. . . . . . . . . . . . . . .        34,297                -
                                                 -----------        ---------
  TOTAL CAPITALIZATION. . . . . . . . . . . .       320,094              106
                                                 -----------        ---------
CURRENT LIABILITIES:
  Long-term debt due within one year. . . . .             -                -
  Sinking fund requirements on redeemable
     preferred stock. . . . . . . . . . . . .             -                -
  Accounts payable. . . . . . . . . . . . . .       (58,225)              94
  Payable on outstanding bank checks. . . . .             -                -
  Customers' deposits . . . . . . . . . . . .             -                -
  Accrued taxes . . . . . . . . . . . . . . .             -                -
  Accrued interest. . . . . . . . . . . . . .             -                -
  Accrued vacation pay. . . . . . . . . . . .             -                -
  Other . . . . . . . . . . . . . . . . . . .           854                -
                                                 -----------        ---------
                                                    (57,371)              94
                                                 -----------        ---------
REGULATORY AND OTHER LIABILITIES:
  Accumulated deferred income taxes . . . . .             -                -
  Employee pension and other benefits . . . .             -                -
  Unbilled gas revenues . . . . . . . . . . .             -                -
  Liability for swap contracts. . . . . . . .             -                -
  Other . . . . . . . . . . . . . . . . . . .             -                -
                                                 -----------        ---------
                                                          -                -
                                                 -----------        ---------
COMMITMENTS AND CONTINGENCIES:
  Liability for environmental restoration . .             -                -
                                                 -----------        ---------
                                                 $  262,723         $    200
                                                 ===========        =========


                       NIAGARA MOHAWK HOLDINGS, INC. AND SUBSIDIARY COMPANIES
                     NIAGARA MOHAWK POWER CORPORATION AND SUBSIDIARY COMPANIES
                      CONSOLIDATING STATEMENT OF INCOME AND RETAINED EARNINGS
                               FOR THE YEAR ENDED DECEMBER 31, 1999
                                     (In Thousands of Dollars)

                                                                                      Niagara
                                                                       Inter-          Mohawk            NM           NM
                                                                       Company          Power        Properties   Receivables
                                                     Consolidated    Eliminations    Corporation        Inc.      Corp. II
                                                    --------------  --------------  -------------  -------------  ----------
OPERATING REVENUES:
  Electric . . . . . . . . . . . . . . . . . . . .  $   3,247,757   $           -   $  3,247,757   $          -   $       -
  Gas. . . . . . . . . . . . . . . . . . . . . . .        579,583               -        579,583              -           -
                                                    --------------  --------------  -------------  -------------  ----------
                                                        3,827,340               -      3,827,340              -           -
                                                    --------------  --------------  -------------  -------------  ----------
OPERATING EXPENSES:
  Electricity purchased. . . . . . . . . . . . . .        807,038               -        807,038              -           -
  Fuel for electric generation . . . . . . . . . .        189,657               -        189,657              -           -
  Gas purchased. . . . . . . . . . . . . . . . . .        266,723               -        266,723              -           -
  Other operation and maintenance expenses . . . .        889,100             (20)       878,644              -           8
  Amortization of MRA regulatory asset . . . . . .        386,499               -        386,499              -           -
  Depreciation and amortization. . . . . . . . . .        344,930               -        344,930              -           -
  Other taxes. . . . . . . . . . . . . . . . . . .        411,842               -        411,841              -           1
                                                    --------------  --------------  -------------  -------------  ----------
                                                        3,295,789             (20)     3,285,332              -           9
                                                    --------------  --------------  -------------  -------------  ----------
OPERATING INCOME (LOSS). . . . . . . . . . . . . .        531,551              20        542,008              -          (9)

Other income (deductions). . . . . . . . . . . . .         (5,682)          9,712        (16,426)           961          20
                                                    --------------  --------------  -------------  -------------  ----------
INCOME (LOSS) BEFORE INTEREST CHARGES. . . . . . .        525,869           9,732        525,582            961          11

Interest charges . . . . . . . . . . . . . . . . .        485,240          (9,724)       485,240              -           -
                                                    --------------  --------------  -------------  -------------  ----------
INCOME (LOSS) BEFORE FEDERAL AND FOREIGN
  INCOME TAXES . . . . . . . . . . . . . . . . . .         40,629          19,456         40,342            961          11

Federal and foreign income taxes . . . . . . . . .         18,883               -         18,596            283           4
                                                    --------------  --------------  -------------  -------------  ----------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM. . . . . .         21,746          19,456         21,746            678           7

Extraordinary item - Loss from the extinguishment
  of debt, net of income taxes of $12,819. . . . .        (23,807)              -        (23,807)             -           -
                                                    --------------  --------------  -------------  -------------  ----------
NET INCOME (LOSS). . . . . . . . . . . . . . . . .         (2,061)         19,456         (2,061)           678           7

Dividends on preferred stocks. . . . . . . . . . .         36,808               -         36,808              -           -
                                                    --------------  --------------  -------------  -------------  ----------
BALANCE AVAILABLE FOR COMMON STOCK . . . . . . . .        (38,869)         19,456        (38,869)           678           7

RETAINED EARNINGS -BEGINNING OF YEAR . . . . . . .        646,040          (1,193)(A)    646,040          1,190           3
DIVIDEND OF OPINAC NA TO HOLDINGS. . . . . . . . .       (144,465)(B)           -       (144,465)             -           -
DIVIDEND TO HOLDINGS . . . . . . . . . . . . . . .        (63,719)              -        (63,719)             -           -
PARTNERSHIP IN NM RECEIVABLES. . . . . . . . . . .              -         (20,141)             -              -           -
                                                    --------------  --------------  -------------  -------------  ----------
RETAINED EARNINGS -END OF YEAR . . . . . . . . . .  $     398,987   $      (1,878)  $    398,987   $      1,868   $      10
                                                    ==============  ==============  =============  =============  ==========


(A) Beginning retained earnings has been adjusted to remove the balances of Moreau Manufacturing and Beebee Island which were sold in 1999 and Opinac North America, Inc. that was transferred to Niagara Mohawk Holdings, Inc. on March 31, 1999 as a result of the reorganization into a holding company structure.

(B) Represents the transfer of Opinac North America, Inc. to Niagara Mohawk Holdings, Inc. on March 31, 1999.

                      NIAGARA MOHAWK HOLDINGS, INC. AND SUBSIDIARY COMPANIES
                     NIAGARA MOHAWK POWER CORPORATION AND SUBSIDIARY COMPANIES
                      CONSOLIDATING STATEMENT OF INCOME AND RETAINED EARNINGS
                               FOR THE YEAR ENDED DECEMBER 31, 1999
                                     (In Thousands of Dollars)

                                                        NM                 NM
                                                    Receivables         Uranium
                                                       LLC.               Inc.
                                                    ----------         ----------
OPERATING REVENUES:
   Electric                                         $      -           $      -
   Gas                                                     -                  -
                                                    ---------          ---------
                                                           -                  -
                                                    ---------          ---------
OPERATING EXPENSES:
  Electricity purchased                                    -                  -
  Fuel for electric generation                             -                  -
  Gas purchased                                            -                  -
  Other operation and maintenance expenses . . . .    10,468                  -
  Amortization of MRA regulatory asset . . . . . .         -                  -
  Depreciation and amortization. . . . . . . . . .         -                  -
  Other taxes. . . . . . . . . . . . . . . . . . .         -                  -
                                                    ---------          ---------
                                                      10,468                  -
                                                    ---------          ---------

OPERATING INCOME (LOSS). . . . . . . . . . . . . .   (10,468)                 -

Other income (deductions). . . . . . . . . . . . .        51                  -
                                                    ---------          ---------
INCOME (LOSS) BEFORE INTEREST CHARGES. . . . . . .   (10,417)                 -

Interest charges . . . . . . . . . . . . . . . . .     9,724                  -
                                                    ---------          ---------
INCOME (LOSS) BEFORE FEDERAL AND FOREIGN
  INCOME TAXES . . . . . . . . . . . . . . . . . .   (20,141)                 -

Federal and foreign income taxes . . . . . . . . .         -                  -
                                                    ---------          ---------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM. . . . . .   (20,141)                 -

Extraordinary item - Loss from the extinguishment
  of debt, net of income taxes of $12,819. . . . .         -                  -
                                                    ---------          ---------
NET INCOME (LOSS). . . . . . . . . . . . . . . . .   (20,141)                 -

Dividends on preferred stocks. . . . . . . . . . .         -                  -
                                                    ---------          ---------
BALANCE AVAILABLE FOR COMMON STOCK . . . . . . . .   (20,141)                 -

RETAINED EARNINGS -BEGINNING OF YEAR . . . . . . .         -                  -
DIVIDEND OF OPINAC NA TO HOLDINGS. . . . . . . . .         -                  -
DIVIDEND TO HOLDINGS . . . . . . . . . . . . . . .         -                  -
PARTNERSHIP IN NM RECEIVABLES. . . . . . . . . . .    20,141                  -
                                                    ---------          ---------
RETAINED EARNINGS-END OF YEAR  . . . . . . . . . .  $      -           $      -
                                                    =========          =========


                        NIAGARA MOHAWK HOLDINGS, INC. AND SUBSIDIARY COMPANIES
                             NM PROPERTIES, INC. AND SUBSIDIARY COMPANIES
                           CONSOLIDATING BALANCE SHEET AT DECEMBER 31, 1999
                                      (In Thousands of Dollars)

                                                                              Inter-          City &
                                     Reported                 Consolidated    Company        Country       Landwest     Oprop Co.
                                       Total      Reclasses       Total     Eliminations    Realty Inc.       Inc.        Inc.
                                    ----------  --------------  ---------  --------------  -------------  -----------  ----------
ASSETS
------
 Cash. . . . . . . . . . . . . . .  $   2,244   $           -   $  2,244   $           -   $          3   $       93   $  192
 Receivables . . . . . . . . . . .      2,437               -      2,437               -              -          815       31
 Due from affiliates . . . . . . .          -               -          -          (1,355)             -            -        -
 Investment in subsidiaries. . . .          -            (410)       410         (13,650)             -            -        -
 Investment in development project     10,626             411     10,215               -              -         (212)   5,904
 Deferred federal income taxes . .          -            (341)       341               -              -          205       63
 Organization costs. . . . . . . .          -              (1)         1               -              -            -        -
                                    ----------  --------------  ---------  --------------  -------------  -----------  -------
 TOTAL ASSETS. . . . . . . . . . .  $  15,307   $        (341)  $ 15,648   $     (15,005)  $          3   $      901   $6,190
                                    ==========  ==============  =========  ==============  =============  ===========  =======

LIABILITIES &
CAPITALIZATION
--------------
 Accounts payable. . . . . . . . .  $     (19)  $         (75)  $     56   $           -   $          1   $        2   $    8
 Purchase deposits held. . . . . .          -             (85)        85               -              -            -        -
 Accrued NY franchise tax. . . . .          -             (32)        32               -              -            8        -
 Due to parent . . . . . . . . . .          -             192       (192)         (1,355)            (1)           3      (46)
 Deferred federal income taxes . .       (341)           (341)         -               -              -            -        -
                                    ----------  --------------  ---------  --------------  -------------  -----------  -------
                                         (360)           (341)       (19)         (1,355)             -           13      (38)
                                    ----------  --------------  ---------  --------------  -------------  -----------  -------
SHAREHOLDER EQUITY:
    Common stock . . . . . . . . .          3               -          3              (4)             -            -        1
    Paid in capital. . . . . . . .     13,796               -     13,796         (11,983)             5          638    6,823
    Retained earnings. . . . . . .      1,868               -      1,868          (1,663)            (2)         250     (596)
                                    ----------  --------------  ---------  --------------  -------------  -----------  -------
                                       15,667               -     15,667         (13,650)             3          888    6,228
                                    ----------  --------------  ---------  --------------  -------------  -----------  -------
TOTAL LIABILITIES
 AND EQUITY. . . . . . . . . . . .  $  15,307   $        (341)  $ 15,648   $     (15,005)  $          3   $      901   $6,190
                                    ==========  ==============  =========  ==============  =============  ===========  =======


                        NIAGARA MOHAWK HOLDINGS, INC. AND SUBSIDIARY COMPANIES
                             NM PROPERTIES, INC. AND SUBSIDIARY COMPANIES
                          CONSOLIDATING BALANCE SHEET AT DECEMBER 31, 1999
                                      (In Thousands of Dollars)

                                   Land Mgmt. &    Upper Hudson   Hudson                 Moreau    Salmon        NM
                                    Development    Development    Pointe    Riverview     Park     Shores    Properties
                                       Inc.            Inc.        Inc.       Inc.        Inc.      Inc.        Inc.
                                   -------------  --------------  -------  -----------  --------  --------  ------------
ASSETS
------
Cash. . . . . . . . . . . . . . .  $         836  $         276   $   160  $      165   $    57   $     5   $       457
Receivables . . . . . . . . . . .          1,452             40        13          12        54         -            20
Due from affiliates . . . . . . .              -              -         -           -         -         -         1,355
Investment in subsidiaries. . . .            410              -         -           -         -         -        13,650
Investment in development project          1,936          1,114       183         271       700       319             -
Deferred federal income taxes . .              -             73         -           -         -         -             -
Organization costs. . . . . . . .              1              -         -           -         -         -             -
                                   -------------  --------------  -------  -----------  --------  --------  ------------

TOTAL ASSETS. . . . . . . . . . .  $       4,635  $       1,503   $   356  $      448   $   811   $   324   $    15,482
                                   =============  ==============  =======  ===========  ========  ========  ============
LIABILITIES &
CAPITALIZATION
--------------
Accounts payable. . . . . . . . .  $          25  $           7   $     1  $        1   $     4   $     -   $         7
Purchase deposits held. . . . . .             79              -         -           6         -         -             -
Accrued NY franchise tax. . . . .             39             (8)        2          (2)       (7)        -             -
Due to parent . . . . . . . . . .            992             13        35          44        33       283          (193)
Deferred federal income taxes . .              -              -         -           -         -         -             -
                                   -------------  --------------  -------  -----------  --------  --------  ------------
                                           1,135             12        38          49        30       283          (186)
                                   -------------  --------------  -------  -----------  --------  --------  ------------
SHAREHOLDER EQUITY:
   Common stock . . . . . . . . .              1              1         -           1         -         -             3
   Paid in capital. . . . . . . .          2,351            999       210         181       674       101        13,797
   Retained earnings. . . . . . .          1,148            491       108         217       107       (60)        1,868
                                   -------------  --------------  -------  -----------  --------  --------  ------------
                                           3,500          1,491       318         399       781        41        15,668
                                   -------------  --------------  -------  -----------  --------  --------  ------------
TOTAL LIABILITIES & EQUITY. . . .  $       4,635  $       1,503   $   356  $      448   $   811   $   324   $    15,482
                                   =============  ==============  =======  ===========  ========  ========  ============


                        NIAGARA MOHAWK HOLDINGS, INC. AND SUBSIDIARY COMPANIES
                             NM PROPERTIES, INC. AND SUBSIDIARY COMPANIES
                       CONSOLIDATING STATEMENT OF INCOME AND RETAINED EARNINGS
                                  FOR THE ENDED DECEMBER 31, 1999
                                      (In Thousands of Dollars)

                                                                            Inter-        City &
                                  Reported                 Consolidated    Company        Country       Landwest    Oprop Co.
                                    Total      Reclasses       Total     Eliminations    Realty Inc.      Inc.         Inc.
                                  ---------  --------------  ---------  --------------  -------------  -----------  ----------
OPERATING REVENUES:
     Property sales. . . . . . .  $       -  $      (2,143)  $  2,143   $           -   $          -   $      208   $ 235
     Sales of timber . . . . . .          -           (875)       875               -              -            -       -
     Rent and other income . . .          -            (25)        25               -              -           10       -
                                  ---------  --------------  ---------  --------------  -------------  -----------  ------
                                          -         (3,043)     3,043               -              -          218     235
                                  ---------  --------------  ---------  --------------  -------------  -----------  ------
OPERATING EXPENSES:
     Cost of property sold . . .          -         (1,269)     1,269               -              -          129     384
     Logging operations expense.          -            (17)        17               -              -            -       -
     Accounting. . . . . . . . .          -            (44)        44               -              1            4       4
     Legal . . . . . . . . . . .          -            (15)        15               -              -            3       -
     Insurance . . . . . . . . .          -            (26)        26               -              -            2       2
     Building maintenance. . . .          -            (80)        80               -              -            6       -
     Advertising and promotion .          -            (24)        24               -              -            -       1
     Management. . . . . . . . .          -           (222)       222               -              -            3      13
     NYS franchise tax . . . . .          -           (143)       143               -              1            6      12
     Amortization of org. costs.          -            (12)        12               -              -            -       -
     Consulting fees . . . . . .          -           (152)       152               -              -            6      14
     Property taxes. . . . . . .          -           (319)       319               -              -            9       1
     Other (net) . . . . . . . .          -             (1)         1               -              -            -       -
                                  ---------  --------------  ---------  --------------  -------------  -----------  ------
                                          -         (2,324)     2,324               -              2          168     431
                                  ---------  --------------  ---------  --------------  -------------  -----------  ------
OPERATING INCOME (LOSS). . . . .          -           (719)       719               -             (2)          50    (196)

Other income . . . . . . . . . .        961            961          -               -              -            -       -

Interest income. . . . . . . . .          -           (270)       270               -              -           77       1

Equity in subs earnings. . . . .          -             28        (28)           (731)             -          (17)      -
                                  ---------  --------------  ---------  --------------  -------------  -----------  ------
INCOME (LOSS) BEFORE TAXES . . .        961              -        961            (731)            (2)         110    (195)

Federal income tax . . . . . . .        283              -        283               -              -            3     (68)
                                  ---------  --------------  ---------  --------------  -------------  -----------  ------

NET INCOME (LOSS). . . . . . . .        678              -        678            (731)            (2)         107    (127)

RETAINED EARNINGS -
BEGINNING OF YEAR. . . . . . . .      1,190              -      1,190            (932)             -          143    (469)
                                  ---------  --------------  ---------  --------------  -------------  -----------  ------
RETAINED EARNINGS -
END OF YEAR. . . . . . . . . . .  $   1,868  $           -   $  1,868   $      (1,663)  $         (2)  $      250   $(596)
                                  =========  ==============  =========  ==============  =============  ===========  ======


                        NIAGARA MOHAWK HOLDINGS, INC. AND SUBSIDIARY COMPANIES
                             NM PROPERTIES, INC. AND SUBSIDIARY COMPANIES
                        CONSOLIDATING STATEMENT OF INCOME AND RETAINED EARNINGS
                                   FOR THE ENDED DECEMBER 31, 1999
                                       (In Thousands of Dollars)

                                Land Mgmt . &   Upper Hudson   Hudson                Moreau    Salmon        NM
                                 Development     Development   Pointe   Riverview     Park     Shores    Properties
                                    Inc.            Inc.        Inc.       Inc.       Inc.      Inc.        Inc.
                               ---------------  -------------  -------  ----------  --------  --------  ------------
OPERATING REVENUES:
  Property sales. . . . . . .  $        1,032   $         215  $   208  $      245  $     -   $     -   $         -
  Sales of timber . . . . . .             815              60        -           -        -         -             -
  Rent and other income . . .              15               -        -           -        -         -             -
                               ---------------  -------------  -------  ----------  --------  --------  ------------
                                        1,862             275      208         245        -         -             -
                               ---------------  -------------  -------  ----------  --------  --------  ------------
OPERATING EXPENSES:
  Cost of property sold . . .             402             148       97         109        -         -             -
  Logging operations expense.              14               3        -           -        -         -             -
  Accounting. . . . . . . . .               6               4        4           4        4         4             9
  Legal . . . . . . . . . . .              11               -        -           -        -         -             1
  Insurance . . . . . . . . .              13               2        2           2        2         2            (1)
  Building maintenance. . . .              74               -        -           -        -         -             -
  Advertising and promotion .              21               -        -           -        -         -             2
  Management. . . . . . . . .             149              18        -           1        2         5            31
  NYS franchise tax . . . . .              84               9        3          12        1         1            14
  Amortization of org. costs.               1               1        1           -        1         1             7
  Consulting fees . . . . . .              71               1        -           1        -         -            59
  Property taxes. . . . . . .             268              20        9           4        8         -             -
  Other (net) . . . . . . . .               -               -        -           -        -         -             1
                               ---------------  -------------  -------  ----------  --------  --------  ------------
                                        1,114             206      116         133       18        13           123
                               ---------------  -------------  -------  ----------  --------  --------  ------------
OPERATING INCOME (LOSS) . . .             748              69       92         112      (18)      (13)         (123)

Other income. . . . . . . . .               -               -        -           -        -         -             -

Interest income . . . . . . .             102              17       12          13        3         4            41

Equity in subs earnings . . .              (4)              -        -           -        -        (7)          731
                               ---------------  -------------  -------  ----------  --------  --------  ------------
INCOME (LOSS) BEFORE TAXES. .             846              86      104         125      (15)      (16)          649

Federal income tax. . . . . .             296              12       36          44       (5)       (6)          (29)
                               ---------------  -------------  -------  ----------  --------  --------  ------------
NET INCOME (LOSS) . . . . . .             550              74       68          81      (10)      (10)          678

RETAINED EARNINGS -
BEGINNING OF YEAR . . . . . .             598             417       40         136      117       (50)        1,190
                               ---------------   ------------- -------- ----------- --------  --------  ------------
RETAINED EARNINGS -
END OF YEAR . . . . . . . . .  $        1,148   $         491  $   108  $      217  $   107   $   (60)  $     1,868
                               ===============  ============== ======== =========== ========  ========  ============


                         NIAGARA MOHAWK HOLDINGS, INC. AND SUBSIDIARY COMPANIES
                          OPINAC NORTH AMERICA, INC. AND SUBSIDIARY COMPANIES
                           CONSOLIDATING BALANCE SHEET AT DECEMBER 31, 1999
                                       (In Thousands of Dollars)

                                                           Inter-        Opinac                      Opinac
                                            Reported      Company         North           NM         Energy
                                             Total      Eliminations    America Inc.    Energy     Corporation
                                           ----------  --------------  --------------  ---------  -------------
ASSETS
------
OTHER PROPERTY AND INVESTMENTS:
  Other investments . . . . . . . . . . .  $ 135,017   $           -   $      30,000   $ 12,647   $     92,370
  Investments - subsidiaries. . . . . . .          -        (149,846)        149,846
                                           ----------  --------------  --------------  ---------  -------------
                                             135,017        (149,846)        179,846     12,647         92,370
                                           ----------  --------------  --------------  ---------  -------------
CURRENT ASSETS:
  Cash & temporary investments. . . . . .     12,127                              (3)    11,638            492
  Accounts receivable . . . . . . . . . .     44,711            (188)            188     42,898          1,813
    Less: Allowance for doubtful accounts     (2,000)                                    (2,000)
  Gas stored underground. . . . . . . . .        914                                        914
  Other . . . . . . . . . . . . . . . . .      1,374                                      1,374              -
                                           ----------  --------------  --------------  ---------  -------------
                                              57,126            (188)            185     54,824          2,305
                                           ----------  --------------  --------------  ---------  -------------

OTHER ASSETS. . . . . . . . . . . . . . .      1,549                                      1,549              -
                                           ----------  --------------  --------------  ---------  -------------


TOTAL ASSETS  . . . . . . . . . . . . . .  $ 193,692   $    (150,034)  $     180,031   $ 69,020   $     94,675
                                           ==========  ==============  ==============  =========  =============
CAPITALIZATION
AND LIABILITIES
---------------
  Common stock. . . . . . . . . . . . . .  $       1   $      (7,433)  $           1   $      -   $      7,433
  Paid in surplus . . . . . . . . . . . .    183,165         (76,336)        183,165     55,000         21,336
  Retained earnings . . . . . . . . . . .     (3,396)        (61,520)         (3,396)   (21,835)        83,355
  Translation adjustment/Accumulated
    other comprehensive income. . . . . .    (21,047)         (4,557)              -          -        (16,490)
                                           ----------  --------------  --------------  ---------  -------------
                                             158,723        (149,846)        179,770     33,165         95,634
                                           ----------  --------------  --------------  ---------  -------------
  Long-term debt. . . . . . . . . . . . .        347               -             347          -              -
                                           ----------  --------------  --------------  ---------  -------------
CURRENT LIABILITIES:
  Accounts payable. . . . . . . . . . . .     41,026            (188)              5     41,166             43
  Accrued taxes . . . . . . . . . . . . .       (959)              -             (91)         -           (868)
  Other . . . . . . . . . . . . . . . . .        908               -               -        908              -
                                           ----------  --------------  --------------  ---------  -------------
                                              40,975            (188)            (86)    42,074           (825)
                                           ----------  --------------  --------------  ---------  -------------
  Accumulated deferred income taxes . . .     (6,378)              -               -     (6,244)          (134)
  Other . . . . . . . . . . . . . . . . .         25               -               -         25              -
                                           ----------  --------------  --------------  ---------  -------------
                                              (6,353)              -               -     (6,219)          (134)
                                           ----------  --------------  --------------  ---------  -------------
TOTAL CAPITALIZATION
   & LIABILITIES. . . . . . . . . . . . .  $ 193,692   $    (150,034)  $     180,031   $ 69,020   $     94,675
                                           ==========  ==============  ==============  =========  =============


                         NIAGARA MOHAWK HOLDINGS, INC. AND SUBSIDIARY COMPANIES
                          OPINAC NORTH AMERICA, INC. AND SUBSIDIARY COMPANIES
                         CONSOLIDATING STATEMENT OF INCOME AND RETAINED EARNINGS
                                  FOR THE YEAR ENDED DECEMBER 31, 1999
                                       (In Thousands of Dollars)

                                                             Inter-         Opinac                     Opinac
                                              Reported      Company          North          NM         Energy
                                               Total      Eliminations    America Inc.    Energy     Corporation
                                             ----------  --------------  --------------  ---------  -------------
OPERATING REVENUES:
  Electric. . . . . . . . . . . . . . . . .  $ 217,943   $           -   $           -   $217,943   $          -
  Gas . . . . . . . . . . . . . . . . . . .     31,643               -               -     31,643              -
  Other . . . . . . . . . . . . . . . . . .      8,059               -               -      8,059              -
                                             ----------  --------------  --------------  ---------  -------------
                                               257,645               -               -    257,645              -
                                             ----------  --------------  --------------  ---------  -------------
OPERATING EXPENSES:
  Electricity purchased . . . . . . . . . .    205,773               -               -    205,773              -
  Gas purchased . . . . . . . . . . . . . .     30,918               -               -     30,918              -
  Other operation and maintenance expenses.     22,570               -               -     22,570              -
  Depreciation and amortization . . . . . .        543               -               -        543              -
  Other taxes . . . . . . . . . . . . . . .        700               -              26        674              -
                                             ----------  --------------  --------------  ---------  -------------
                                               260,504               -              26    260,478              -
                                             ----------  --------------  --------------  ---------  -------------
OPERATING LOSS. . . . . . . . . . . . . . .     (2,859)              -             (26)    (2,833)             -
  Income taxes. . . . . . . . . . . . . . .          -             818               -        656         (1,474)
  Subsidiary earnings . . . . . . . . . . .          -          (4,255)          4,255          -              -
  Other income (deductions) . . . . . . . .      7,541               -            (365)     1,782          6,124
                                             ----------  --------------  --------------  ---------  -------------
INCOME (LOSS) BEFORE FEDERAL AND FOREIGN
  INCOME TAXES. . . . . . . . . . . . . . .      4,682          (3,437)          3,864       (395)         4,650

  Federal and foreign income taxes. . . . .        727             818             (91)         -              -
                                             ----------  --------------  --------------  ---------  -------------
NET INCOME (LOSS) . . . . . . . . . . . . .      3,955          (4,255)          3,955       (395)         4,650

RETAINED EARNINGS, BEGINNING OF YEAR. . . .     (7,351)        (57,265)         (7,351)   (21,440)        78,705
  Dividends paid. . . . . . . . . . . . . .          -               -               -          -              -
                                             ----------  --------------  --------------  ---------  -------------
RETAINED EARNINGS, END OF YEAR. . . . . . .  $  (3,396)  $     (61,520)  $      (3,396)  $(21,835)  $     83,355
                                             ==========  ==============  ==============  =========  =============

                        NIAGARA MOHAWK HOLDINGS, INC. AND SUBSIDIARY COMPANIES
                          NIAGARA MOHAWK ENERGY, INC. AND SUBSIDIARY COMPANIES
                           CONSOLIDATING BALANCE SHEET AT DECEMBER 31, 1999
                                       (In Thousands of Dollars)

                                                                                       Inter-                       Niagara Mohawk
                                           Reported                   Consolidated     Company           NM            Energy
                                            Total       Reclasses        Total       Eliminations      Energy       Marketing Inc.
                                          ----------  -------------   ------------   --------------   ---------     ---------------
ASSETS
------
OTHER PROPERTY AND INVESTMENTS:
Other investments. . . . . . . . . . . .  $  12,647     $        -     $  12,647     $        -       $ 12,620      $          -
Investments - subsidiaries . . . . . . .          -              -           -           11,235        (11,235)                -
                                          ----------    -----------    ----------    -----------      ---------     --------------
                                             12,647              -        12,647         11,235          1,385                 -
                                          ----------    -----------    ----------    -----------      ---------     --------------
CURRENT ASSETS
Cash & temporary investments . . . . . .     11,638              -        11,638              -          6,174             5,191
Accounts receivable. . . . . . . . . . .     42,898              -        42,898        (22,444)        26,305            39,022
   Less: Allowance for doubtful accounts     (2,000)             -        (2,000)             -           (813)           (1,187)
Gas stored underground . . . . . . . . .        914              -           914              -              -               914
Other. . . . . . . . . . . . . . . . . .      1,374              -         1,374              -            640               734
                                          ----------    -----------    ----------    -----------      ---------     --------------
                                             54,824              -        54,824        (22,444)        32,306            44,674
                                          ----------    -----------    ----------    -----------      ---------     --------------
OTHER ASSETS . . . . . . . . . . . . . .      1,549              -         1,549              -            622               916
                                          ----------    -----------    ----------    -----------      ---------     --------------
TOTAL ASSETS . . . . . . . . . . . . . .  $  69,020     $        -     $  69,020     $  (11,209)      $ 34,313      $     45,590
                                          ==========    ===========    ==========    ===========      =========     =============
CAPITALIZATION
AND LIABILITIES
Common stock . . . . . . . . . . . . . .  $       -     $        -     $       -     $      (10)      $      -      $         10
Paid in surplus. . . . . . . . . . . . .     55,000              -        55,000         (2,250)        55,000                 -
Retained earnings. . . . . . . . . . . .    (21,835)             -       (21,835)        13,470        (21,835)          (11,488)
Minority interest. . . . . . . . . . . .          -            (25)           25             25              -                 -
                                          ----------    -----------    ----------    -----------      ---------     --------------
                                             33,165            (25)       33,190         11,235         33,165           (11,478)
                                          ----------    -----------    ----------    -----------      ---------     --------------
CURRENT LIABILITIES:
Accounts payable . . . . . . . . . . . .     41,166              -        41,166        (22,444)         2,245            61,365
Other. . . . . . . . . . . . . . . . . .        908              -           908              -            812                38
                                          ----------    -----------    ----------    -----------      ---------     --------------
                                             42,074              -        42,074        (22,444)         3,057            61,403
                                          ----------    -----------    ----------    -----------      ---------     --------------
Accumulated deferred income taxes. . . .     (6,244)             -        (6,244)             -         (1,909)           (4,335)
Other. . . . . . . . . . . . . . . . . .         25             25             -              -              -                 -
                                          ----------  -------------    ----------    -----------      ---------     --------------
                                             (6,219)            25        (6,244)             -         (1,909)           (4,335)
                                          ----------  -------------    ----------    -----------      ---------     --------------
TOTAL CAPITALIZATION
   & LIABILITIES . . . . . . . . . . . .  $  69,020   $          -     $  69,020     $  (11,209)      $ 34,313      $     45,590
                                          ==========  =============    ==========    ===========      =========     =============


                                           Niagara Mohawk          Dolphin
                                               Energy            Investments
                                           India Private        International
                                                Ltd.                 Inc.
                                          --------------        -------------
ASSETS
------
OTHER PROPERTY AND INVESTMENTS:
Other investments. . . . . . . . . . . .  $          27         $       -
Investments - subsidiaries . . . . . . .              -                 -
                                          --------------        ----------
                                                     27                 -
                                          --------------        ----------
CURRENT ASSETS
Cash & temporary investments . . . . . .              5               268
Accounts receivable. . . . . . . . . . .             15                 -
   Less: Allowance for doubtful accounts              -                 -
Gas stored underground . . . . . . . . .              -                 -
Other. . . . . . . . . . . . . . . . . .              -                 -
                                          --------------        ----------
                                                     20               268
                                          --------------        ----------
OTHER ASSETS . . . . . . . . . . . . . .             11                 -
                                          --------------        ----------
TOTAL ASSETS . . . . . . . . . . . . . .  $          58         $     268
                                          ==============        ==========
CAPITALIZATION
AND LIABILITIES
Common stock . . . . . . . . . . . . . .  $          -          $       -
Paid in surplus. . . . . . . . . . . . .           950              1,300
Retained earnings. . . . . . . . . . . .          (950)            (1,032)
Minority interest. . . . . . . . . . . .             -                  -
                                          --------------        ----------
                                                     -                268
                                          --------------        ----------
CURRENT LIABILITIES:
Accounts payable . . . . . . . . . . . .             -                 -
Other. . . . . . . . . . . . . . . . . .            58                 -
                                          --------------        ----------
                                                    58                 -
                                          --------------        ----------
Accumulated deferred income taxes. . . .             -                 -
Other. . . . . . . . . . . . . . . . . .             -                 -
                                          --------------        ----------
                                                     -                 -
                                          --------------        ----------
TOTAL CAPITALIZATION
   & LIABILITIES . . . . . . . . . . . .  $         58          $     268
                                          ==============        ==========


                         NIAGARA MOHAWK HOLDINGS, INC. AND SUBSIDIARY COMPANIES
                          NIAGARA MOHAWK ENERGY, INC. AND SUBSIDIARY COMPANIES
                         CONSOLIDATING STATEMENT OF INCOME AND RETAINED EARNINGS
                                   FOR THE YEAR ENDED DECEMBER 31, 1999
                                       (In Thousands of Dollars)

                                                                                        Inter-                   Niagara Mohawk
                                         Reported                      Consolidated    Company          NM           Energy
                                          Total          Reclasses         Total     Eliminations     Energy      Marketing Inc.
                                        ----------      -----------     ----------  --------------  ----------   ----------------
OPERATING REVENUE:
     Electric. . . . . . . . . . . . .  $ 217,943        $     828      $ 217,115     $       -     $       -     $   217,115
     Gas . . . . . . . . . . . . . . .     31,643                -         31,643             -             -          31,643
     Energy services . . . . . . . . .      8,059               27          8,032             -         8,032               -
     Consulting. . . . . . . . . . . .          -             (826)           826             -             -             826
                                        ----------       ----------     ----------    ----------    ----------    -------------
                                          257,645               29        257,616             -         8,032         249,584
                                        ----------       ----------     ----------    ----------    ----------    -------------
OPERATING EXPENSES:
     Electricity purchased . . . . . .    205,773                         205,773                                     205,773
     Gas purchased . . . . . . . . . .     30,918                          30,918                                      30,918
     Other operation and
         maintenance expenses. . . . .     22,570               32         22,538             -        12,561           9,985
     Other taxes . . . . . . . . . . .        674                -            674             -           316             358
     Depreciation and amortization . .        543                -            543             -           150             393
     Minority interest . . . . . . . .          -               (7)             7             7             -               -
                                        ----------       ----------     ----------    ----------    ----------    ------------
                                          260,478               25        260,453             7        13,027         247,427
                                        ----------       ----------     ----------    ----------    ----------    ------------
OPERATING INCOME (LOSS). . . . . . . .     (2,833)               4         (2,837)           (7)       (4,995)          2,157

OTHER INCOME AND DEDUCTIONS:
     Income taxes. . . . . . . . . . .        656               95            561             -         1,379            (818)
     Other income. . . . . . . . . . .      1,782             (699)         2,481             -         2,244             182
     Other deductions. . . . . . . . .          -             (600)           600             -           583              (4)
     Loss in affiliates. . . . . . . .          -                -              -         1,560        (1,560)              -
                                        ----------       ----------     ----------    ----------    ----------    ------------
NET INCOME (LOSS). . . . . . . . . . .       (395)               -           (395)       (1,567)         (395)          1,525

Retained earnings - beginning of year.    (21,440)               -        (21,440)       15,037       (21,440)        (13,013)
                                        ----------       ----------     ----------    ----------    ----------    ------------

RETAINED EARNINGS - END OF YEAR. . . .  $ (21,835)       $       -      $ (21,835)    $  13,470     $ (21,835)    $   (11,488)
                                        ==========       ==========     ==========    ==========    ==========    ============


                                        Niagara Mohawk       Dolphin
                                            Energy         Investments
                                        India Private     International
                                             Ltd.              Inc.
                                        --------------    -------------
OPERATING REVENUE:
     Electric. . . . . . . . . . . . .  $          -      $       -
     Gas . . . . . . . . . . . . . . .             -              -
     Energy services . . . . . . . . .             -              -
     Consulting. . . . . . . . . . . .             -              -
                                        -------------     ----------
                                                   -              -
                                        -------------     ----------
OPERATING EXPENSES:
     Electricity purchased
     Gas purchased
     Other operation and
         maintenance expenses. . . . .             -             (8)
     Other taxes . . . . . . . . . . .             -              -
     Depreciation and amortization . .             -              -
     Minority interest . . . . . . . .             -              -
                                        -------------     ----------
                                                   -             (8)
                                        -------------     ----------
OPERATING INCOME (LOSS). . . . . . . .             -              8

OTHER INCOME AND DEDUCTIONS:
     Income taxes. . . . . . . . . . .             -              -
     Other income. . . . . . . . . . .             -             55
     Other deductions. . . . . . . . .            21              -
     Loss in affiliates. . . . . . . .             -              -
                                        -------------     ----------
NET INCOME (LOSS). . . . . . . . . . .           (21)            63

Retained earnings - beginning of year.          (929)        (1,095)
                                        -------------     ----------
RETAINED EARNINGS - END OF YEAR. . . .  $       (950)     $  (1,032)
                                        =============     ==========


                        NIAGARA MOHAWK HOLDINGS, INC. AND SUBSIDIARY COMPANIES
                                      OPINAC ENERGY CORPORATION
                           CONSOLIDATING BALANCE SHEET AT DECEMBER 31, 1999
                                       (In Thousands of Dollars)

                                        Opinac        Opinac
                                      Energy Corp.  Energy Corp.   Opinac                    CNP Ltd.    Inter-Company   1161557
                                        Total          Total       Energy                  Consolidated  Eliminations    Ontario
                                      US Dollar*     Canadian    Corporation    Reclasses      Total     and Reclasses   Limited
                                      ----------    -----------  -----------   ----------  ------------  ------------   ---------
ASSETS
------
UTILITY PLANT (NET) . . . . . . . .  $        -    $        -    $        -    $  (47,002)  $  47,002    $       -      $     61
                                     -----------   -----------   -----------   -----------  ----------   ----------     ----------
OTHER PROPERTY AND INVESTMENTS:
Other investments . . . . . . . . .      92,370       133,406       120,466        12,940           -            -             -
Investments - subsidiaries. . . . .           -             -             -             -           -      (36,579)            -
                                     -----------   -----------   -----------   -----------  ----------   ----------     ----------
                                         92,370       133,406       120,466        12,940           -      (36,579)            -
                                     -----------   -----------   -----------   -----------  ----------   ----------     ----------
CURRENT ASSETS:
Cash & temporary investments. . . .         492           710           710        (4,775)      4,775            -             8
Accounts receivable . . . . . . . .       1,813         2,618         2,618        (5,708)      5,708       (3,966)            3
Inventory . . . . . . . . . . . . .           -             -             -          (887)        887            -             -
                                     -----------   -----------   -----------   -----------  ----------   ----------     ----------
                                          2,305         3,328         3,328       (11,370)     11,370       (3,966)           11
                                     -----------   -----------   -----------   -----------  ----------   ----------     ----------
Deferred pension costs. . . . . . .           -             -             -        (3,610)      3,610            -             -
Other assets. . . . . . . . . . . .           -             -             -          (801)        801            -             -
                                     -----------   -----------   -----------   -----------  ----------   ----------     ----------
                                              -             -             -        (4,411)      4,411            -             -
                                     -----------   -----------   -----------   -----------  ----------   ----------     ----------
TOTAL ASSETS. . . . . . . . . . . .  $   94,675    $  136,734    $  123,794    $  (49,843)  $  62,783    $ (40,545)     $     72
                                     ===========   ===========   ===========   ===========  ==========   ==========     =========
CAPITALIZATION
AND LIABILITIES
Common stock. . . . . . . . . . . .  $    7,433    $    9,007    $    9,007    $        -   $       -    $ (11,470)     $     70
Paid in surplus . . . . . . . . . .      21,336        24,264        24,264          (804)        804            -             -
Retained earnings . . . . . . . . .      83,355       104,849       104,849       (25,879)     25,879         (288)          (24)
Translation adjustment/Accumulated
  other comprehensive income. . . .     (16,490)            -             -             -           -            -             -
Minority interest . . . . . . . . .           -             -       (12,940)       12,940           -            -             -
                                     -----------   -----------   -----------   -----------  ----------   ----------     ----------
                                         95,634       138,120       125,180       (13,743)     26,683      (11,758)           46
                                     -----------   -----------   -----------   -----------  ----------   ----------     ----------
Long-term debt. . . . . . . . . . .           -             -             -       (19,200)     19,200      (24,821)            -
                                     -----------   -----------   -----------   -----------  ----------   ---------      ----------
Accounts payable. . . . . . . . . .          43            61            61        (8,724)      8,724       (3,966)           26
Income taxes payable. . . . . . . .        (868)       (1,253)       (1,253)       (2,509)      2,509            -             -
Deferred taxes payable. . . . . . .           -             -             -          (855)        855            -             -
                                     -----------   -----------   -----------   -----------  ----------   ----------     ----------
                                           (825)       (1,192)       (1,192)      (12,088)     12,088       (3,966)           26
                                     -----------   -----------   -----------   -----------  ----------   ----------     ----------
Accumulated deferred taxes. . . . .        (134)         (194)         (194)            -           -            -             -
Deferred credits. . . . . . . . . .           -             -             -        (4,812)      4,812            -             -
                                     -----------   -----------   -----------   -----------  ----------   ----------     ----------
TOTAL LIABILITIES
   & CAPITALIZATION . . . . . . . .  $   94,675    $  136,734    $  123,794    $  (49,843)  $  62,783    $ (40,545)     $     72
                                     ===========   ===========   ===========   ===========  ==========   ==========     =========


                                                        Canadian
                                         Cowley        Wind Power
                                          Ridge         Company
                                      Partnership (1)   Inc. (1)        CNP Ltd.      CNP Inc.
                                      ---------------  -----------    ----------   -----------
ASSETS
-----
UTILITY PLANT (NET) . . . . . . . .  $       -         $       -      $   7,256    $  39,685
                                     ----------        ----------     ----------   ----------

OTHER PROPERTY AND INVESTMENTS:
Other investments . . . . . . . . .          -                 -              -            -
Investments - subsidiaries. . . . .          -                 -         36,579            -
                                     ----------        ----------     ----------   ----------
                                             -                 -         36,579            -
                                     ----------        ----------     ----------   ----------

CURRENT ASSETS:
Cash & temporary investments. . . .          -                 -          3,520        1,247
Accounts receivable . . . . . . . .          -                 -          7,453        2,218
Inventory . . . . . . . . . . . . .          -                 -              -          887
                                     ----------        ----------     ----------   ----------
                                             -                 -         10,973        4,352
                                     ----------        ----------     ----------   ----------

Deferred pension costs. . . . . . .          -                 -          1,791        1,819
Other assets. . . . . . . . . . . .          -                 -            738           63
                                     ----------        ----------     ----------   ----------
                                             -                 -          2,529        1,882
                                     ----------        ----------     ----------   ----------

TOTAL ASSETS. . . . . . . . . . . .  $       -         $       -      $  57,337    $  45,919
                                     ==========        ==========     ==========   ==========
CAPITALIZATION
AND LIABILITIES
Common stock. . . . . . . . . . . .  $       -        $        -      $       -    $  11,400
Paid in surplus . . . . . . . . . .          -                 -              -          804
Retained earnings . . . . . . . . .          -                 -         25,879          312
Translation adjustment/Accumulated
  other comprehensive income. . . .          -                 -              -            -
Minority interest . . . . . . . . .          -                 -              -            -
                                     ----------       -----------     ----------   ----------
                                             -                 -         25,879       12,516
                                     ----------       -----------     ----------   ----------

Long-term debt. . . . . . . . . . .          -                 -         19,200       24,821
                                     ----------       -----------     ----------   ----------

Accounts payable. . . . . . . . . .          -                 -          6,438        6,226
Income taxes payable. . . . . . . .          -                 -          1,937          572
Deferred taxes payable. . . . . . .          -                 -          1,083         (228)
                                     ----------       -----------     ----------   ----------
                                             -                 -          9,458        6,570
                                     ----------       -----------     ----------   ----------

Accumulated deferred taxes. . . . .          -                 -              -            -
Deferred credits. . . . . . . . . .          -                 -          2,800        2,012
                                     ----------       -----------     ----------   ----------

TOTAL LIABILITIES
   & CAPITALIZATION . . . . . . . .  $       -        $        -      $  57,337    $  45,919
                                     ==========       ===========     ==========   ==========

* Exchange Rate 0.6924

(1)  Cowley Ridge Partnership interest and Canadian Wind Power were sold in
     1999.

                      NIAGARA MOHAWK HOLDINGS, INC. AND SUBSIDIARY COMPANIES
                                      OPINAC ENERGY CORPORATION
                      CONSOLIDATING STATEMENT OF INCOME AND RETAINED EARNINGS
                                 FOR THE YEAR ENDED DECEMBER 31, 1999
                                       (In Thousands of Dollars)

                                           Opinac          Opinac
                                        Energy Corp.    Energy Corp.      Opinac                       CNP Ltd.         Inter
                                           Total           Total          Energy                     Consolidated      Company
                                         US Dollar       Canadian       Corporation    Reclasses        Total        Eliminations
                                        -----------     -----------     -----------    ---------    -------------   --------------

ELECTRIC REVENUE . . . . . . . . . . .  $         -     $          -   $         -     $(44,505)    $    44,505     $  (10,434)
                                        ------------    -------------  ------------    ---------    ------------    -----------
OPERATING EXPENSES:
     Electric utility. . . . . . . . .            -                -             -      (17,416)         17,416         (8,521)
     Administration. . . . . . . . . .            -                -             -       (4,857)          4,857              -
     Depreciation. . . . . . . . . . .            -                -             -       (2,724)          2,724              -
                                        ------------    -------------  ------------    ---------    ------------    -----------
                                                  -                -             -      (24,997)         24,997         (8,521)
                                        ------------    -------------  ------------    ---------    ------------    -----------
OPERATING INCOME (LOSS). . . . . . . .            -                -             -      (19,508)         19,508         (1,913)

OTHER INCOME AND DEDUCTIONS:
     Taxes . . . . . . . . . . . . . .       (1,474)          (2,196)       (2,196)           -               -              -
     Other income. . . . . . . . . . .        6,124            9,089         9,089            -               -         (1,533)
     Other deductions-interco. . . . .            -                -             -            -               -         (1,215)
     Interest expense. . . . . . . . .            -                -             -       (1,861)          1,861         (1,570)
                                        ------------    -------------  ------------    ---------    ------------    -----------
INCOME(LOSS) BEFORE FEDERAL
    AND FOREIGN INCOME TAXES . . . . .        4,650            6,893         6,893      (17,647)         17,647           (661)
Income taxes . . . . . . . . . . . . .            -                -             -       (8,144)          8,144              -
                                        ------------    -------------  ------------    ---------    ------------    -----------
NET INCOME (LOSS). . . . . . . . . . .        4,650            6,893         6,893       (9,503)          9,503           (661)

Retained earnings - beginning of year.       78,705           97,956        97,956      (21,376)         21,376           (121)

Dividends paid . . . . . . . . . . . .            -                -             -        5,000          (5,000)             -

Sale of CWP and CRP. . . . . . . . . .            -                -             -            -               -            494
                                        ------------    -------------  ------------    ---------     -----------    -----------
RETAINED EARNINGS - END OF YEAR. . . .  $    83,355     $    104,849   $   104,849     $(25,879)    $    25,879     $     (288)
                                        ============    =============  ============    =========    ============    ===========


                                                                             Canadian
                                          1161557           Cowley          Wind Power
                                          Ontario           Ridge            Company
                                          Limited       Partnership(CRP)    Inc. (CWP)   CNP Ltd.    CNP Inc.
                                        -----------     ----------------  ------------ ----------    --------
ELECTRIC REVENUE . . . . . . . . . . .  $       16       $       18       $   2,067    $  37,210     $15,628
                                        -----------      -----------      ----------   ----------    --------
OPERATING EXPENSES:
     Electric utility. . . . . . . . .          27                5             499       13,636      11,770
     Administration. . . . . . . . . .           -                -               -        4,857           -
     Depreciation. . . . . . . . . . .           3                4             372        1,165       1,180
                                        -----------      -----------      ----------   ----------    --------
                                                30                9             871       19,658      12,950
                                        -----------      -----------      ----------   ----------    --------
OPERATING INCOME (LOSS). . . . . . . .         (14)               9           1,196       17,552       2,678

OTHER INCOME AND DEDUCTIONS:
     Taxes . . . . . . . . . . . . . .           -                -               -            -           -
     Other income. . . . . . . . . . .           -                -              27        1,493          13
     Other deductions-interco. . . . .           -                -               -          297         918
     Interest expense. . . . . . . . .           -                6             573        1,642       1,210
                                        -----------      -----------      ----------   ----------    --------
INCOME(LOSS) BEFORE FEDERAL
    AND FOREIGN INCOME TAXES . . . . .         (14)               3             650       17,106         563

Income taxes . . . . . . . . . . . . .           -                -             290        7,603         251
                                        -----------      -----------      ----------   ----------    --------
NET INCOME (LOSS). . . . . . . . . . .         (14)               3             360        9,503         312

Retained earnings - beginning of year.         (10)            (425)            556       21,376           -

Dividends paid . . . . . . . . . . . .           -                -               -       (5,000)          -

Sale of CWP and CRP. . . . . . . . . .           -              422            (916)           -           -
                                        -----------      -----------      ----------   ----------    --------
RETAINED EARNINGS - END OF YEAR. . . .  $      (24)      $        -       $       -    $  25,879     $   312
                                        ===========      ===========      ==========   ==========    ========


                                    EXHIBIT B


[ARTICLE] UT
[LEGEND]
THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM THE CONSOLIDATED BALANCE SHEET, CONSOLIDATED STATEMENT OF INCOME, AND
CONSOLIDATED STATEMENT OF CASH FLOWS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH FINANCIAL STATEMENTS.
[/LEGEND]
[MULTIPLIER] 1000


[PERIOD-TYPE]                   YEAR
[FISCAL-YEAR-END]               DEC-31-1999
[PERIOD-END]                    DEC-31-1999
[BOOK-VALUE]                    PER-BOOK
[TOTAL-ASSETS]                  12670435
[TOTAL-OPERATING-REVENUES]      4084186
[NET-INCOME]                    (35088)


                                    EXHIBIT C

             NIAGARA MOHAWK HOLDINGS, INC. AND SUBSIDIARY COMPANIES


An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in holding company system.


EXHIBIT C IS NOT APPLICABLE.

             NIAGARA MOHAWK HOLDINGS, INC. AND SUBSIDIARY COMPANIES


The above-named Claimant has caused this statement to be duly executed on its behalf by its authorized officers on this 9th day of March 2000.




Corporate Seal
Attest:                                       NIAGARA MOHAWK HOLDINGS, INC.
                                                   (Name of Claimant)




By:  /s/Steven W. Tasker
     -------------------------
     Steven W. Tasker
     Vice President-Controller



By:  /s/Kapua A. Rice
     -------------------------
      Kapua A. Rice
      Secretary



Name, title and address of officer to whom notices and correspondence concerning this statement should be addressed:



Steven W. Tasker, Vice President-
Controller and Principal
Accounting Officer
Niagara Mohawk Holdings, Inc.
300 Erie Boulevard West
Syracuse, New York 13202

25